Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock

NEW ORLEANS, August 21, 2007 — Tidewater Inc. (NYSE:TDW) announced today that its board of directors has declared a quarterly dividend of $.15 per share on Tidewater’s approximately 55.8 million shares of common stock outstanding.

The dividend was declared by a unanimous written consent of the directors and is payable September 10, 2007, to shareholders of record on August 31, 2007.

Tidewater Inc. owns 455 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett - (504) 566-4506